Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of May 15, 2024, is between Community Financial System, Inc., a Delaware corporation and registered bank holding company (“CFSI”) and Community Bank, N.A., a national bank holding association (“CBNA”), both having offices located in Dewitt, New York (collectively, the “Company”) and Mark E. Tryniski, an individual currently residing at Baldwinsville, New York (“Consultant”).

A.	Consultant formerly served as President and CEO of the Company and effective January 2, 2024, retired from the Company.

B.	Consultant currently serves as a Director of CFSI and CBNA, and effective May 15, 2024, will retire from the Board of Directors of CFSI and CBNA (the “Board”).

C.	Company desires to engage Consultant as an independent contractor to provide advice and consulting services as set forth herein for the Company. Consultant is willing to provide such services as an independent contractor in accordance with the terms of this Agreement.

In consideration of the mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.            Engagement as Independent Consultant. The Company shall engage Consultant as of May 16, 2024 as an independent consultant to provide consulting services in accordance with the terms of this Agreement. Consultant agrees to provide consulting services to the Company and its subsidiaries as an independent contractor under the terms of this Agreement.

2.            Term and Termination. The term of this Agreement shall commence on May 16, 2024 and shall continue on a month-to-month basis thereafter through December 31, 2024. This Agreement shall automatically expire on December 31, 2024, if not terminated prior to such date. Either party may terminate this Agreement at any time by giving 30 days’ notice, with or without cause, to the other party of its intention to terminate the Agreement. In addition, this Agreement may be terminated as set forth in Section 6.

3.            Consulting Services.

(a)            During the period from May 16, 2024 through December 31, 2024, Consultant shall attend the meetings of the Board and shall also be available to provide advisory consulting services as requested by Dimitar Karaivanov, the President and Chief Executive Officer of Community Bank System, Inc., or his designee, including input regarding: (i) the management of the business and affairs of the Company; (ii) the business plans, major strategies and financial objectives of the Company; (iii) compliance and regulatory oversight matters; (iv) merger and acquisition matters; and (v) corporate governance and board reporting matters.

(b)            Consultant shall make himself available for such hours that Consultant reasonably determines, in his sole discretion, to be necessary to perform the consulting services, but not to exceed 20 percent of the average level of bona fide services performed by Consultant as an employee of the Company over the immediately preceding 36-month period.

4.            Compensation.

(a)            In consideration for the Consultant’s services hereunder, the Company shall pay to the Consultant a monthly fee of $5,000.00 for the period from May 16, 2024 through December 31, 2024 (the “Consulting Fee”) subject to termination of the Agreement, with or without cause, as set forth herein. The Company shall pay the monthly Consulting Fee within five (5) days after the end of each month during the term of this Agreement.

(b)            The Consulting Fee shall constitute the sole and exclusive compensation to which the Consultant is or may become entitled, and Consultant and its officers, agents, employees, representatives, and consultants shall not be entitled to any other compensation or benefits for services provided to the Company or its affiliates and shall not receive any other compensation or benefits which the Company or its affiliates may offer, including but not limited to compensation for service on advisory or governing boards or other services not specifically described herein. Consultant and Consultant shall have no right, by virtue of their performance of services pursuant to this Agreement, to participate in or to receive benefits under any employee benefit plans, programs, or arrangements which may be maintained by, or which may be available for individuals providing services to, the Company and/or its affiliates, including, without limitation, any deferred compensation or retirement plans, life, health (including hospitalization, medical and major medical), accident, or disability plans, stock option, appreciation right, restricted stock plans, bonus, incentive, or other cash compensation programs, and vacation, sick leave, severance pay, holiday, or other fringe benefit programs. Consultant acknowledges that, as an independent consultant, it has no right to participate in or receive benefits under any employee benefit plans, programs, or arrangements maintained by the Company and/or its affiliates.

5.            Expenses. If, in connection with the performance of services hereunder requested by the Company, Consultant incurs any out-of-pocket business costs or expenses, it shall be entitled to reimbursement therefor by the Company in accordance with the standards and procedures (including the submission of required supporting documentation) in effect from time to time for expense reimbursements under the Company’s policies. Such business expenses shall be submitted on a monthly basis for review and payment in accordance with Company policies.

6.            Termination of Agreement. In addition to the right of the parties to terminate this Agreement pursuant to Section 2 hereof, this Agreement shall terminate immediately upon the occurrence of any of the following events: (a) the death of the Consultant or in the event of a disability resulting in his inability to perform his obligations under this Agreement for a period of 90 days; (b) the Consultant’s conviction of a felony or Consultant’s conduct which is a violation of law or regulation that is likely to result in significant reputational harm to the Company or its business relationships; (c) Consultant’s misconduct involving taking advantage of a corporate opportunity of the Company or use or disclosure of any Confidential Information (as defined in Section 7) or proprietary information belonging to the Company for Consultant’s personal advantage or use; or (d) the mutual agreement of the Company and Consultant. In the event this Agreement is terminated in accordance with this Section or Section 2, the Company shall pay Consultant for all consulting services rendered as of the date this Agreement is terminated taking into account any required notice period. Following termination of this Agreement, neither the Company nor the Consultant shall have any further obligations with respect to the consulting services contemplated by this Agreement.

7.            Confidentiality.

(a)            “Confidential Information” consists of all confidential and proprietary information disclosed or furnished by the Company or its representatives to Consultant and its officers, members, employees, representatives, agents and consultants, including, but not limited to, Non-public Personal Information (as such term is defined in the Gramm-Leach-Bliley Act), employee information and data, customer lists, proprietary or confidential business information, trade secrets, databases, software programs, product development, product pricing and quotes, contracts, and financial information related to the Company’s business and the businesses of its parent entity, affiliates, and subsidiaries. All notes, abstracts, and analyses of Confidential Information shall also be deemed to be Confidential Information for purposes of this Agreement. Confidential Information shall not include any information that was (i) publicly available at the time of disclosure to Consultant or becomes publicly available without a breach of a confidentiality duty; (ii) rightfully received from a third party that did not have a duty of confidentiality; (iii) developed by Consultant on an independent basis without a breach of a confidentiality duty as evidenced by its records; (iv) already in the possession of Consultant without a breach of a confidentiality duty as evidenced by its records; or (v) on the advice of counsel was required to be disclosed by Consultant by law or by legal process, in which case Consultant shall promptly notify the Company in order to enable the Company to take action to protect the confidentiality of such information.

(b)            Except as previously authorized by the Company in writing, the Confidential Information shall be held in confidence by Consultant and its officers, members, employees, representatives, agents, and consultants, and shall not be used by Consultant and its officers, members, employees, representatives, agents, and consultants for any purpose other than for performing the agreed upon consulting services (the “Permitted Purpose”). Consultant agrees to safeguard Confidential Information received by it from the Company using adequate and appropriate security measures designed to meet the objectives of regulatory guidelines with which the Company must comply. Consultant will use a reasonable degree of care to protect Confidential Information, but not less than that degree of care used by Consultant in safeguarding its own similar information or material. Consultant will inform those officers, members, employees, agents, representatives, and consultants who have access to the Confidential Information that such information is Confidential Information of the Company.

(c)            Upon the termination of the business relationship between Consultant and the Company or upon a request by the Company made at any time, whichever is earlier, Consultant shall return to the Company or destroy, at its own expense, all Confidential Information and shall destroy all notes, summaries or abstracts made pertaining thereto, without retaining any copies thereof. Upon the request of the Company, Consultant shall certify the destruction of the Confidential Information by Consultant and its officers, members, employees, representatives, agents and consultants. Notwithstanding such delivery and/or destruction of such documents, Consultant and its officers, members, employees, representatives, agents and consultants will continue to be bound by its obligations of confidentiality.

(d)            In the event of a breach of Consultant’s security affecting or potentially affecting the Company and/or its Confidential Information, Consultant shall inform the Company within twenty-four (24) hours of discovery of any such breach.

(e)       Consultant understands that nothing in this Section 7 or this Agreement generally, shall be construed to prohibit Consultant’s communications with governmental agencies such as the NLRB, EEOC, or SEC.

8.            Relationship of Parties.

(a)            The relationship among the Company and Consultant is that of client and independent contractor. Consultant shall not have any of the rights of an employee with respect to the Company, and specifically waives any and all such rights. Consultant shall be solely responsible and required to pay all income taxes, employment taxes, and insurances related to the services and remuneration hereunder. The Company shall not be required to withhold from or to pay over for or on behalf of Consultant any workers’ compensation, disability benefits, federal or state withholding of taxes, Social Security, or any other deductions required by the Internal Revenue Service, Social Security Administration, or other administrative or governmental agency under State, local, territory of the United States or other jurisdiction. Consultant shall indemnify and hold harmless the Company and its affiliates from and against any and all taxes, penalties, and other expenses and demands which the Company may incur as a result of Consultant’s failure to pay any such taxes charges or expenses with respect to consulting services under this Agreement.

(b)            The services provided by Consultant shall be limited to advisory services only and Consultant shall not provide tax advice in connection with the services provided to the Company.

(c)            The Company and its affiliates, in their sole and absolute discretion, may engage other employees or independent contractors to perform any or all of the services for which Consultant is engaged to provide under the terms of this Agreement.

9.            Assignment. This Agreement and Consultant’s rights, duties, and obligations hereunder are not transferable or assignable by Consultant. This Agreement shall be binding upon and shall inure to the benefit of the successor of the Company through merger or corporate reorganization.

10.            Notices. Any communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) at such time as it is delivered personally, or (ii) upon documented delivery by an overnight expedited delivery service to such party at the address listed below or at such other address as such party may by written notice specify to the other party:

If to the Consultant:

Mark E. Tryniski

8294 Wheaton Road

Baldwinsville, NY 13027

If to the Company:

Community Bank System, Inc.

Attn: President and Chief Executive Officer

5790 Widewaters Parkway

DeWitt, New York 13214

11.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The jurisdiction of any proceedings between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State. Each party irrevocably: (i) agrees that the New York state courts located in Syracuse, New York, Onondaga County, or the United States District Court for the Northern District of New York, sitting in Syracuse, New York, shall have exclusive jurisdiction to adjudicate any claims related this Agreement and consents to submit itself to the personal jurisdiction of such courts; (ii) agrees that such courts shall be the proper venue therefor; (iii) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought; and (iv) waives the right to trial by jury in any such action or proceeding.

12.            Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements relating to the provision of consulting services by Consultant to the Company. The parties acknowledge and agree that the terms of the Employment Agreement, dated January 1, 2021, by and among Mark E. Tryniski and the Company (“Employment Agreement”), is not amended by this Agreement and the terms of the Employment Agreement that survived its expiration shall continue in full force and effect. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

13.            Survival. The provisions of Sections 7, 8, 9, 11, and 12 hereof shall survive the termination of this Agreement.

14.            Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute a single instrument. Execution and delivery of this Agreement by email or other electronic transmission shall be as effective as delivery of a manually signed counterpart.

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the day and year first written above.

COMMUNITY FINANCIAL SYSTEM, INC.

By:	/s/ Dimitar Karaivanov
Dimitar Karaivanov
President

COMMUNITY BANK, N.A.

By:	/s/ Michael N. Abdo
Michael N. Abdo
Executive Vice President & General Counsel

/s/ Mark E. Tryniski
Mark E. Tryniski